Exhibit 99.1

Martin Midstream Partners Announces Amendment To Revolving Credit Facility

KILGORE, TX — January 30, 2023—Martin Midstream Partners L.P. (NASDAQ:MMLP) (“MMLP”) announced today that its wholly owned subsidiary, Martin Operating Partnership L.P., as borrower, MMLP and certain of MMLP’s other subsidiaries, as guarantors, entered into an amendment to MMLP’s existing revolving credit facility (as so amended, the “Amended Credit Facility”). The Amended Credit Facility will become effective upon the closing of the offering by MMLP and its wholly owned subsidiary, Martin Midstream Finance Corp., of $400 million in aggregate principal amount of senior secured second lien notes due 2028 (the “Notes”), which was also announced today by MMLP, and the satisfaction of certain other conditions related thereto. The Amended Credit Facility amends MMLP’s existing revolving credit facility entered into on March 28, 2013 to, among other things, (i) extend the stated maturity date from August 2023 to February 2027; (ii) reduce the commitments from $275.0 million to $200.0 million, then further reduce such commitments to $175.0 million on June 30, 2023 and then further reduce such commitments to $150.0 million on June 30, 2024; and (iii) permit the revolving credit facility to be increased from time to time upon MMLP’s written request, subject to certain conditions (including the consent of the increasing lenders), up to an additional $50.0 million.

This press release does not constitute an offer to sell any security, including the Notes, nor a solicitation for an offer to purchase any security, including the Notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services.

Forward-Looking Statements

All statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, (ii) risks and uncertainties related to the capital markets generally, (iii) whether the Issuers will offer the Notes or consummate the offering, and (iv) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Contact:

Sharon Taylor

Chief Financial Officer

(877) 256-6644

investor.relations@mmlp.com

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